Code word for this Charter Party "SHELLTIME 4"

Issued December 1984

DUPLICATE

Time Charter Party

~~LONDON~~ ~~19~~ Tokyo, 10th December, 2003

IT IS THIS DAY AGREED between ***SK Shipping Company Limited***

of ***Seoul, Republic of Korea*** (hereinafter referred to as "Owners"), being owners of the

good ***Hong Kong Flag*** vessel called ***"C. Dream" (ex-m/t Berge Fuji)***

(hereinafter referred to as "the vessel") described as per Clause 1 hereof and ***The Sanko Steamship Co., Ltd.***

of ***Tokyo, Japan*** (hereinafter referred to as "Charterers"):

REPEAT

Description and Condition of Vessel

1. At the date of delivery of the vessel under this charter

(a) she shall be classed: ***"ABS"***

(b) she shall be in every way fit to carry ***No Heat*** crude ***oil and/or crude condensate and/or no no heat dirty petroleum products including orimulsion. Max three(3) grades within the vessel's natural segregation. If more than three(3) grades, then Texaco compatibility clause to be applied.*** ~~petroleum and/or its products;~~ ***(see rider caluse 45)***

(c) she shall be tight, staunch, strong, in good order and condition, and in every way fit for the service, with her machinery, boilers, hull and other equipment (including but not limited to hull stress calculator and radar) in a good and efficient state:

(d) her tanks, valves and pipelines shall be oil-tight;

(e) she shall be in every way fitted for burning

at sea - ***heavy*** fueloil ***'RMH 35' in ISO 8217 (:1996(E))*** with a maximum viscosity of ***380*** Centistokes at 50 degrees Centigrade/~~any~~

~~commercial grade of fueloil ("ACGFO")~~ for main propulsion ***and*** ~~marine diesel oil/ACGFO~~ for auxiliaries ***but always acceptable by the engines of the Vessel.***

in port - ***heavy fuel oil 'RMH 35' in ISO 8217 (:1996 (E)) with a maximum viscosity of 380 CST for auxiliaries.***

In case necessary at sea and/or in port, the Vessel is allowed to burn reasonable quantity of marine diesel oil ***(DMB ISO 8217).*** ~~/ACGFO for auxiliaries;~~

(f) she shall comply with the regulations in force so as to enable her to pass through the Suez and ~~Panama Canals~~ ***Canal*** by day and night without delay;

(g) she shall have on board all certificates, documents and equipment required from time to time by any applicable law to enable her to perform the charter service without delay;

(h) she shall comply with the description in Form B appended hereto, provided however that if there is any conflict between the provisions of Form B and any other provision, including this Clause 1, of this charter such other provision shall govern.

Shipboard Personnel and their Duties

2. (a) At the date of delivery of the vessel under this charter ***and throughout the charter period***

(i) she shall have a full and efficient complement of master, officers and crew for a vessel of her tonnage, who shall in any event be not less than the number required by the laws of the flag state and who shall be trained to operate the vessel and her equipment competently and safely;

(ii) all shipboard personnel shall hold valid certificates of competence in accordance with the requirements of the law of the flag state;

(iii) all shipboard personnel shall be trained in accordance with the relevant provisions of the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers, ~~1978~~ ***1995***;

(iv) there shall be on board sufficient personnel with a good working knowledge of the English language to enable cargo operations at loading and discharging places to be carried out efficiently and safely and to enable communications between the vessel and those loading the vessel or accepting discharge therefrom to be carried out quickly and efficiently.

(b) Owners guarantee that throughout the charter service the master shall with the vessel's officers and crew, unless otherwise ordered by Charterers,

(i) prosecute all voyages with the utmost despatch;

(ii) render all customary assistance; and

(iii) load and discharge cargo as rapidly as possible when required by Charterers or their agents to do so, by night or by day, but always in accordance with the laws of the place of loading or discharging (as the case may be) and in each case in accordance with any applicable laws of the flag state.

Duty to Maintain

3. (i) Throughout the charter service Owners shall, whenever the passage of time, wear and tear or any event (whether or not coming within Clause 27 hereof) requires steps to be taken to maintain or restore the conditions stipulated in Clauses 1 and 2(a), exercise due diligence so to maintain or restore the vessel.

(ii) If at any time whilst the vessel is on hire under this charter the vessel fails to comply with the requirements of Clauses 1.2(a) or 10 then hire shall be reduced to the extent necessary to indemnify Charterers for such failure. If and to the extent that such failure affects the time taken by the vessel to perform any services under this charter, hire shall be reduced by an amount equal to the value, calculated at the rate of hire, of the time so lost.

NO HELL + HIGH WATER

Any reduction of hire under this sub-Clause (ii) shall be without prejudice to any other remedy available to Charterers, but where such reduction of hire is in respect of time lost, such time shall be excluded from any calculation under Clause 24.

(iii) If Owners are in breach of their obligation under Clause 3(i) Charterers may so notify Owners in writing; and if, after the expiry of 30 days following the receipt by Owners of any such notice, Owners have failed to demonstrate to Charterers' reasonable satisfaction the exercise of due diligence as required in Clause 3(i), the vessel shall be off-hire, and no further hire payments shall be due, until Owners have so demonstrated that they are exercising such due diligence. ***(see rider clause 70)*** — VESSEL INSPECTION FAILURE.

Furthermore, at any time while the vessel is off-hire under this Clause 3 Charterers have the option to terminate this charter by giving notice in writing with effect from the date on which such notice of termination is received by Owners or from any later date stated in such notice. This sub-Clause (iii) is without prejudice to any rights of Charterers or obligations of Owners under this charter or otherwise (including without limitation Charterers rights under Clause 21 hereof).

Period Trading Limits

4. Owners agree to let and Charterers agree to hire the vessel for a period of ***Five (5) years +/- 30days at Charterer's option*** commencing from the time and date of delivery of the vessel, for the purpose of carrying all lawful merchandise (subject always to Clause 28) including in particular ***(see rider caluse 45)*** ← ORIMULSION CL SS WARRANTY

in any part of the world, as Charterers shall direct, subject to the limits of the current British Institute Warranties and any subsequent amendments thereof. ~~Notwithstanding the foregoing, but subject to Clause 35, Charterers may order the vessel to ice-bound waters or to any part of the world outside such limits provided that Owners consent thereto (such consent not to be unreasonably withheld) and that Charterers pay for any insurance premium required by the vessel's underwriters as a consequence of such order.~~ ***In the event the Vessel breaches I.W.L., then Charterers shall be responsible for all additional premiums. (see rider clause 44)*** → OWNERS CONSENT?

Charterers shall use due diligence to ensure that the vessel is only employed between and at safe places (which expression when used in this charter shall include ports, berths, wharves, docks, anchorages, submarine lines, alongside vessels or lighters, and other locations including locations at sea) where she can safely lie always afloat. Notwithstanding anything contained in this or any other clause of this charter, Charterers do not warrant the safety of any place to which they order the vessel and shall be under no liability in respect thereof except for loss or damage caused by their failure to exercise due diligence as aforesaid. Subject as above, the vessel shall be loaded and discharged at any places as Charterers may direct, provided that Charterers shall exercise due diligence to ensure that any ship-to-ship transfer operations shall conform to standards not less than those set out in the latest published edition of the ICS/OCIMF Ship-to-Ship Transfer Guide. ***(see rider clause 52)***

The vessel shall be delivered by Owners at ~~a port in~~ ***upon DLOSP one safe port or anchorage AG-Far East range***

at Owners' option ***any time day or night SHINC.***

and redelivered to Owners at ~~a port in~~ ***upon DLOSP one safe port or anchorage AG-Far East range***

at Charterers' option ***any time day or night SHINC.***

Laydays/ Cancelling

5. The vessel shall not be delivered to Charterers before ***1st February 2004*** and Charterers shall have the option of cancelling this charter if the vessel is not ready and at their disposal on or before ***31st March 2004.***

Owners to narrow Laydays/Cancelling 7 days spread latest 30 days before the first day of such 7 days spread, and further narrow down to 3 days spread latest 15 days before the first day of such 3 days spread.

Owners to Provide

6. Owners undertake to provide and to pay for all provisions, wages, and shipping and discharging fees and all other expenses of the master, officers and crew; also, except as provided in Clauses 4 and 34 hereof, for all insurance on the vessel, for all deck, cabin and engine-room stores, and for water; ***except that used for tank cleaning and any potential purchase of freshwater for this purpose shall be authorized by Charterers and for their account*** for all drydocking, overhaul, maintenance and repairs to the vessel; and for all fumigation expenses and de-rat certificates. Owners' obligations under this Clause 6 extend to all liabilities for customs or import duties arising at any time during the performance of this charter in relation to the personal effects of the master, officers and crew, and in relation to the stores, provisions and other matters aforesaid which Owners are to provide and pay for and Owners shall refund to Charterers any sums Charterers or their agents may have paid or been compelled to pay in respect of any such liability. Any amounts allowable in general average for wages and provisions and stores shall be credited to Charterers insofar as such amounts are in respect of a period when the vessel is on-hire.

Charterers to Provide

7. Charterers shall provide and pay for all fuel ~~(except fuel used for domestic services)~~, towage and pilotage and shall pay agency fees, port charges, commissions, expenses of loading and unloading cargoes, canal dues and all charges other than those payable by Owners in accordance with Clause 6 hereof, provided that all charges for the said items shall be for Owners' account when such items are consumed, employed or incurred for Owners' purposes or while the vessel is off-hire (unless such items reasonably relate to any service given or distance made good and taken into account under Clause 21 or 22); and provided further that any fuel used in connection with a general average sacrifice or expenditure shall be paid for by Owners.

Rate of Hire

8. Subject as herein provided, Charterers shall pay for the use and hire of the vessel at the rate of ***as agreed*** per day, and pro rata for any part of a day, ***including crew overtime and brokerage commission*** from the time and date of her delivery (local time) until the time and date of her redelivery (local time) to Owners.***(see clause 85)*** — INCLUSIVE OF VICTUALLING / COMM. EXPENSES.

Payment of Hire

9. Subject to Clause 3(iii), payment of hire shall be made in immediately available funds to:
(to be advised Owner's bank account)
Account
in ***"U.S. Dollars($)"*** per calendar month in advance, less:

(i) any hire paid which Charterers reasonably estimate to relate to off-hire periods, and

(ii) any amounts disbursed on Owners' behalf, any advances and commission thereon, and charges which are for Owners' account pursuant to any provision hereof, and

(iii) any amounts due or reasonably estimated to become due to Charterers under Clause 3(ii) or 24 hereof,

any such adjustments to be made at the due date for the next monthly payment after the facts have been ascertained. Charterers shall not be responsible for any delay or error by Owners' bank in crediting Owners' account provided that Charterers have made proper and timely payment.

In default of such proper and timely payment,

(a) Owners shall notify Charterers of such default and Charterers shall within seven days of receipt of such notice pay to Owners the amount due including interest, failing which Owners may withdraw the vessel from the service of Charterers without prejudice to any other rights Owners may have under this charter or otherwise; and

(b) Interest on any amount due but not paid on the due date shall accrue from the day after that date up to and including the day when payment is made, at a rate per annum which shall be 1% above the U.S. Prime Interest Rate as published by the Chase Manhattan Bank in New York at 12.00 New York time on the due date, or, if no such interest rate is published on that day, the interest rate published on the next preceding day on which such a rate was so published, computed on the basis of a 360 day year of twelve 30-day months, compounded semi-annually.

Space Available to Charterers

10. The whole reach, burthen and decks of the vessel and any passenger accommodation (including Owners' suite) shall be at Charterers' disposal, reserving only proper and sufficient space for the vessel's master, officers, crew, tackle, apparel, furniture, provisions and stores, provided that the weight of stores on board shall not, unless specially agreed, exceed ***800 metric*** tonnes ***excluding fresh water*** at any time during the charter period.

Overtime

11. ~~Overtime pay of the master, officers and crew in accordance with ship's articles shall be for Charterers' account when incurred, as a result of complying with the request of Charterers or their agents, for loading, discharging, heating of cargo, bunkering or tank cleaning.~~

Instructions and Logs

12. Charterers shall from time to time give the master all requisite instructions and sailing directions, and he shall keep a full and correct log of the voyage or voyages, which Charterers or their agents may inspect as required. The master shall when required furnish Charterers or their agents with a true copy of such log and with properly completed loading and discharging port sheets and voyage reports for each voyage and other returns as Charterers may require. Charterers shall be entitled to take copies at Owners' expense of any such documents which are not provided by the master.

Bills of Lading

13. (a) The master (although appointed by Owners) shall be under the orders and direction of Charterers as regards employment of the vessel, agency and other arrangements, and shall sign bills of lading as Charterers or their agents may direct (subject always to Clauses 35(a) and 40) without prejudice to this charter. Charterers hereby indemnify Owners against all consequences or liabilities that may arise ***in accordance with Owners' P&I Club wording.***

(i) from signing bills of lading in accordance with the directions of Charterers, or their agents, to the extent that the terms of such bills of lading fail to conform to the requirements of this charter, or (except as provided in Clause 13(b)) from the master otherwise complying with Charterers' or their agents' orders;

(ii) from any irregularities in papers supplied by Charterers or their agents.

(b) Notwithstanding the foregoing, Owners shall not be obliged to comply with any orders from Charterers to discharge all or part of the cargo

(i) at any place other than that shown on the bill of lading and/or

(ii) without presentation of an original bill of lading

unless they have received from Charterers both written confirmation of such orders and an indemnity in a form acceptable to Owners.***(see rider clause 58)***

Conduct of Vessel's Personnel

14. If Charterers complain of the conduct of the master or any of the officers or crew, Owners shall immediately investigate the complaint. If the complaint proves to be well founded, Owners shall, without delay, make a change in the appointments and Owners shall in any event communicate the result of their investigations to Charterers as soon as possible.

Bunkers at Delivery and Redelivery

15. Charterers shall accept and pay for all bunkers on board at the time of delivery, and Owners shall on redelivery (whether it occurs at the end of the charter period or on the earlier termination of this charter) accept and pay for all bunkers remaining on board ***at actual price***~~, at the then current market prices at the port of delivery or redelivery, as the case may be, or if such prices are not available payment shall be at the then current market prices at the nearest port at which such prices are available; provided that if delivery or redelivery does not take place in a port payment shall be at the price paid at the vessel's last port of bunkering before delivery or redelivery, as the case may be. Owners shall give Charterers the use and benefit of any fuel contracts they may have in force from time to time, if so required by Charterers, provided suppliers agree.~~ ***Charterers' option to supply bunkers on Charterers' account prior to delivery without interference to the vessel's operations. Supply***

quantity shall be subject to Owners' consent, in light of Owners' voyage-economics. Owners' option to supply bunkers on Owners' account prior to redelivery without interference to vessel's operations. Supply quantity shall be subject to Charterers' consent, in light Charterers' voyage-economics.

Stevedores, Pilots, Tugs

16. Stevedores when required shall be employed and paid by Charterers, but this shall not relieve Owners from responsibility at all times for proper stowage, which must be controlled by the master who shall keep a strict account of all cargo loaded and discharged. Owners hereby indemnify Charterers, their servants and agents against all losses, claims, responsibilities and liabilities arising in any way whatsoever from the employment of pilots, tugboats or stevedores, who although employed by Charterers shall be deemed to be the servants of and in the service of Owners and under their instructions (even if such pilots, tugboat personnel or stevedores are in fact the servants of Charterers their agents or any affiliated company); provided, however, that

(i) the foregoing indemnity shall not exceed the amount to which Owners would have been entitled to limit their liability if they had themselves employed such pilots, tugboats or stevedores, and

(ii) Charterers shall be liable for any damage to the vessel caused by or arising out of the use of stevedores, fair wear and tear excepted, to the extent that Owners are unable by the exercise of due diligence to obtain redress therefor from stevedores.

Supernumeraries

17. Charterers may send ***Max three (3)***representatives ***with due pre-notice to Owners and Master*** in the vessel's available accommodation upon any voyage made under this charter, Owners finding provisions and all requisites as supplied to officers, except liquors. ***and any bonded store*** Charterers paying at the rate of ***US$20*** per day for each representative while on board the vessel.

Sub-letting

18. Charterers may sub-let the vessel ***with Owners' consent which shall not be unreasonably withheld***, but shall always remain responsible to Owners for due fulfilment of this charter.

Final Voyage

19. If when a payment of hire is due hereunder Charterers reasonably expect to redeliver the vessel before the next payment of hire would fall due, the hire to be paid shall be assessed on Charterers' reasonable estimate of the time necessary to complete Charterers' programme up to redelivery, and from which estimate Charterers may deduct amounts due or reasonably expected to become due for

(i) disbursements on Owners' behalf or charges for Owners' account pursuant to any provision hereof, and

(ii) bunkers on board at redelivery pursuant to Clause 15.

Promptly after redelivery any overpayment shall be refunded by Owners or any underpayment made good by Charterers.

If at the time this charter would otherwise terminate in accordance with Clause 4 the vessel is on a ballast voyage to a port of redelivery or is upon a laden voyage, Charterers shall continue to have the use of the vessel at the same rate and conditions as stand herein for as long as necessary to complete such ballast voyage, or to complete such laden voyage and return to a port of redelivery as provided by this charter, as the case may be.

Loss of Vessel

20. Should the vessel be lost, this charter shall terminate and hire shall cease at noon on the day of her loss; should the vessel be a constructive total loss, this charter shall terminate and hire shall cease at noon on the day on which the vessel's underwriters agree that the vessel is a constructive total loss; should the vessel be missing, this charter shall terminate and hire shall cease at noon on the day on which she was last heard of. Any hire paid in advance and not earned shall be returned to Charterers and Owners shall reimburse Charterers for the value of the estimated quantity of bunkers on board at the time of termination, at the price paid by Charterers at the last bunkering port.

Off-hire

21. (a) On each and every occasion that there is loss of time (whether by way of interruption in the vessel's service or, from reduction in the vessel's performance, or in any other manner)

(i) due to deficiency of personnel or stores; repairs; gas-freeing for repairs; time in and waiting to enter dry dock for repairs; breakdown (whether partial or total) of machinery, boilers or other parts of the vessel or her equipment (including without limitation tank coatings); overhaul, maintenance or survey; collision, stranding, accident or damage to the vessel; or any other similar cause preventing the efficient working of the vessel; and such loss continues for more than three consecutive hours (if resulting from interruption in the vessel's service) or cumulates to more than three hours (if resulting from partial loss of service); or

(ii) due to industrial ***on board*** action, refusal to sail, breach of orders or neglect of duty on the part of the master, officers or crew; or

(iii) for the purpose of obtaining medical advice or treatment for or landing any sick or injured person (other than a Charterers' representative carried under Clause 17 hereof) or for the purpose of landing the body of any person (other than a Charterers' representative), and such loss continues for more than three consecutive hours; or

(iv) due to any delay in quarantine arising from the master, officers or crew having had communication with the shore at any infected area without the written consent or instructions of Charterers or their agents, or to any detention by customs or other authorities caused by smuggling or other infraction of local law on the part of the master, officers, or crew; or

(v) due to detention of the vessel by authorities at home or abroad attributable to legal action against or breach of regulations by the vessel, the vessel's owners, or Owners (unless brought about by the act or neglect of Charterers); then

without prejudice to Charterers' rights under Clause 3 or to any other rights of Charterers hereunder or otherwise the vessel shall be off-hire from the commencement of such loss of time until she is again ready and in an efficient state to resume her service from a position not less favourable to Charterers than that at which such loss of time commenced; provided, however, that any service given or distance made good by the vessel whilst off-hire shall be taken into account in assessing the amount to be deducted from hire.

(b) If the vessel fails to proceed at any guaranteed speed pursuant to Clause 24, and such failure arises wholly or partly from any of the causes set out in Clause 21(a) above, then the period for which the vessel shall be off-hire under this Clause 21 shall be the difference between

(i) the time the vessel would have required to perform the relevant service at such guaranteed speed, and

(ii) the time actually taken to perform such service (including any loss of time arising from interruption in the performance of such service).

For the avoidance of doubt, all time included under (ii) above shall be excluded from any computation under Clause 24.

(c) Further and without prejudice to the foregoing, in the event of the vessel deviating (which expression includes without limitation putting back, or putting into any port other than that to which she is bound under the instructions of Charterers) for any cause or purpose mentioned in Clause 21(a), the vessel shall be off-hire from the commencement of such deviation until the time when she is again ready and in an efficient state to resume her service from a position not less favourable to Charterers than that at which the deviation commenced, provided, however, that any service given or distance made good by the vessel whilst so off-hire shall be taken into account in assessing the amount to be deducted from hire. If the vessel, for any cause or purpose mentioned in Clause 21 (a), puts into any port other than the port to which she is bound on the instructions of Charterers, the port charges, pilotage and other expenses at such port shall be borne by Owners. Should the vessel be driven into any port or anchorage by stress of weather hire shall continue to be due and payable during any time lost thereby.

(d) If the vessel's flag state becomes engaged in hostilities, and Charterers in consequence of such hostilities find it commercially impracticable to employ the vessel and have given Owners written notice thereof then from the date of receipt by Owners of such notice until the termination of such commercial impracticability the vessel shall be off-hire and Owners shall have the right to employ the vessel on their own account.

(e) Time during which the vessel is off-hire under this charter shall count as part of the charter period.

Any period of off-hire under Clause 21 and 22 shall be added to charter period in Charterer's option which shall be declared by ninety(90) days prior to expected date of redelivery.

In case vessel(likely) falls over ninety(90) days consecutive off hire, Charterers shall have option to cancel this charter by giving thirty(30) days notice to Owners whatever the reason of such off-hire might be.

Periodical Drydocking

22. (a) ***Except for emergency drydocking,*** Owners have the right and obligation to drydock the vessel at regular intervals of ***as recommended by the Classification Rules and Regulations.***

On each occasion ***except for emergency drydocking*** Owners shall propose to Charterers a date on which they wish to drydock the vessel, not less than ***about ninety(90) days*** before such date, and Charterers shall offer a port for such periodical drydocking and shall take all reasonable steps to make the vessel available as near to such date as practicable.

Owners shall put the vessel in drydock at their expense as soon as practicable after Charterers place the vessel at Owners' disposal clear of cargo other than tank washings and residues. Owners shall be responsible for and pay for the disposal into reception facilities of such tank washings and residues and shall have the right to retain any monies received therefor, without prejudice to any claim for loss of cargo under any bill of lading or this charter.

(b) If a periodical drydocking is carried out in the port offered by Charterers (which must have suitable accommodation for the purpose and reception facilities for tank washings and residues), the vessel shall be off-hire from the time she arrives at such port until drydocking is completed and she is in every way ready to resume Charterers' service and is at the position at which she went off-hire or a position no less favourable to Charterers, whichever she first attains. However,

(i) provided that Owners exercise due diligence in gas-freeing, any time lost in gas-freeing to the standard required for entry into drydock for cleaning and painting the hull shall not count as off-hire, whether lost on passage to the drydocking port or after arrival there (notwithstanding Clause 21), and

(ii) any additional time lost in further gas-freeing to meet the standard required for hot work or entry to cargo tanks shall count as off-hire, whether lost on passage to the drydocking port or after arrival there.

Any time which, but for sub-Clause (i) above, would be off-hire, shall not be included in any calculation under Clause 24.

The expenses of gas-freeing, including without limitation the cost of bunkers, shall be for Owners account.

(c) If Owners require the vessel, instead of proceeding to the offered port, to carry out periodical drydocking at a special port selected by them, the vessel shall be off-hire from the time when she is released to proceed to the special port until she next presents for loading in accordance with Charterers' instructions, provided, however, that Charterers shall credit Owners with the time which would have been taken on passage at the service speed had the vessel not proceeded to drydock. All fuel consumed shall be paid for by Owners but Charterers shall credit Owners with the value of the fuel which would have been used on such notional passage calculated at the guaranteed daily consumption for the service speed, and shall further credit Owners with any benefit they may gain in purchasing bunkers at the special port.

(d) Charterers shall, insofar as cleaning for periodical drydocking may have reduced the amount of tank-cleaning necessary to meet Charterers' requirements, credit Owners with the value of any bunkers which Charterers calculate to have been saved thereby, whether the vessel drydocks at an offered or a special port.

Ship Inspection

23. Charterers shall have the right at any time during the charter period ***with due pre-notice to Owners and Master*** to make such inspection of the vessel as they may consider necessary. This right may be exercised as often and at such intervals as Charterers in their absolute discretion may determine and whether the vessel is in port or on passage. Owners affording all necessary co-operation and accommodation on board provided, however,

(i) that neither the exercise nor the non-exercise, nor anything done or not done in the exercise or non-exercise, by Charterers of such right shall in any way reduce the master's or Owners' authority over, or responsibility to Charterers or third parties for, the vessel and every aspect of her operation, nor increase Charterers' responsibilities to Owners or third parties for the same; and

(ii) that Charterers shall not be liable for any act, neglect or default by themselves, their servants or agents in the exercise or non-exercise of the aforesaid rights.

Detailed Description and Performance

24. (a) Owners guarantee that the speed and consumption ***upto and including five(5) on the Beaufort Scale*** of the vessel shall be as follows:-

Average speed in knots	Maximum average bunker consumption main propulsion fuel oil/diesel oil tonnes	auxiliaries fuel oil/diesel oil tonnes

Laden
At scantling Draft 21.130M : 15 knots – IFO / 99MT per day for propulsion and auxiliaries

Ballast
16 knots ***IFO / 85 MT per day for propulsion and auxiliaries***

Other than normal full speed guaranteed as above, following speed and consumption are for reference only without guarantee by Owners :

AVE. SPEED	***BALLAST(M/E+AUX)***	***LADEN(M/E+AUX)***
17.0KTS	***94MT + 3MT***	-
15.0KTS	***75MT + 3MT***	-
14.0KTS	-	***83MT + 3MT***
LOADING	***:20+6MT/DAY(BOILER+AUX)***	
IDLE	***:5+3MT/DAY(BOILER+AUX)***	
DISCHARGE	***:120MT/VOYAGE + 6MT/DAY FOR AUX***	
INERTING	***:55MT FOR ALL CARGO TANKS***	
CLAENING	***:75MT FOR ALL CARGO TANKS***	
M.D.O.	***:0.5MT/MONTH***	

MDO(DMB ISO8217) may be required when maneuvering in restricted areas, entering/leaving port, engine start-up and emergency, and MDO to be supplied/paid by Charterers.

The foregoing bunker consumptions are for all purposes except cargo heating and tank cleaning and shall be pro-rated between the speeds shown.

The service speed of the vessel is ***15*** knots laden and ***16*** knots in ballast and in the absence of Charterers' orders to the contrary the vessel shall proceed at the service speed. However if more than one laden and one ballast speed are shown in the table above Charterers shall have the right to order the vessel to steam at any speed within the range set out in the table (the "ordered speed"). – W SNP

If the vessel is ordered to proceed at any speed other than the highest speed shown in the table, and the average speed actually attained by the vessel during the currency of such order exceeds such ordered speed plus 0.5 knots (the "maximum recognised speed"), then for the purpose of calculating any increase or decrease of hire under this Clause 24 the maximum recognised speed shall be used in place of the average speed actually attained.

For the purposes of this charter the "guaranteed speed" at any time shall be the then-current ordered speed or the service speed, ~~as the case may be~~.

The average speeds and bunker consumptions shall for the purposes of this Clause 24 be calculated by reference to the observed distance from pilot station to pilot station on all sea passages during each period stipulated in Clause 24 (c), but excluding any time during which the vessel is (or but for Clause 22(b) (i) would be) off-hire and also excluding "Adverse Weather Periods", being (i) any periods during which reduction of speed is necessary for safety in congested ***and/or restricted*** waters ***such as mentioned below,*** or in poor visibility ***or current***(ii) any ~~days, noon to noon~~ ***period,*** when winds exceed force ~~8~~ ***upto and including 5*** on the Beaufort Scale for more than 12 hours ***(iii)and short voyage of less than 12 hours.***

<Restricted water>

English Channel - Between NW/SE line through Bassurelle Light and NW/SE line through Noord Hinder Light Vessel.

Malacca/Singapore Straits, Eastbound through Passage - Between NE/SW line through 03-00 N, 100-40 E and Latitude 01-35 N.

Mallaca/Singapore Straits, Westbound through Passage - Between Horsbourgh Lighthouse and the Brothers Lighthouse.

Malacca/Singapore Straits, Eastbound to Singapore Only - Between NE/SW line through 03-00 N, 100-40 E and 1 mile SW of Sultan Shoal Light.

Malacca/Singapore Straits From Singapore to Westbound Only - Between 1 mile SW of Sultan Shoal Light and the Brothers Lighthouse.

(b) If during any year from the date on which the vessel enters service (anniversary to anniversary) the vessel falls below or exceeds the performance guaranteed in Clause 24(a) then if such shortfall or excess results

(i) from a reduction or an increase in the average speed of the vessel, compared to the speed guaranteed in Clause 24(a), then an amount equal to the value at the hire rate of the time so lost or gained, as the case may be, shall be deducted from or added to the hire paid;

(ii) from an increase or a decrease in the total bunkers consumed, compared to the total bunkers which would have been consumed had the vessel performed as guaranteed in Clause 24(a), an amount equivalent to the value of the additional bunkers consumed or the bunkers saved, as the case may be, based on the average price paid by Charterers for the vessel's bunkers in such period, shall be deducted from or added to the hire paid.

The addition to or deduction from hire so calculated for laden and ballast mileage respectively shall be adjusted to take into account the mileage steamed in each such condition during Adverse Weather Periods, by dividing such addition or deduction by the number of miles over which the performance has been calculated and multiplying by the same number of miles plus the miles steamed during the Adverse Weather Periods, in order to establish the total addition to or deduction from hire to be made for such period.

Reduction of hire under the foregoing sub-Clause (b) shall be without prejudice to any other remedy available to Charterers.

(c) Calculations under this Clause 24 shall be made for the yearly periods terminating on each successive anniversary of the date on which the vessel enters service, and for the period between the last such anniversary and the date of termination of this charter if less than a year. Claims in respect of reduction of hire arising under this Clause during the final year or part year of the charter period shall in the first instance be settled in accordance with Charterers' estimate made two months before the end of the charter period. Any necessary adjustment after this charter terminates shall be made by payment by Owners to Charterers or by Charterers to Owners as the case may require.

Payments in respect of increase of hire arising under this Clause shall be made promptly after receipt by Charterers of all the information necessary to calculate such increase.

Nevertheless there is no claim for under or over performance each other in case the actual bunker consumption is within 1.0mt allowance from the figure guaranteed by Owners as this clause 24.

Salvage

25. Subject to the provisions of Clause 21 hereof, all loss of time and all expenses (excluding any damage to or loss of the vessel or tortious liabilities to third parties) incurred in saving or attempting to save life or in successful or unsuccessful attempts at salvage shall be borne equally by Owners and Charterers provided that Charterers shall not be liable to contribute towards any salvage payable by Owners arising in any way out of services rendered under this Clause 25.

All salvage and all proceeds from derelicts shall be divided equally between Owners and Charterers after deducting the master's, officers' and crew's share.

Lien

26. Owners shall have a lien upon all cargoes and all freights, sub-freights and demurrage for any amounts due under this charter: and Charterers shall have a lien on the vessel for all monies paid in advance and not earned, and for all claims for damages arising from any breach by Owners of this charter.

Exceptions

27. (a) The vessel, her master and Owners shall not, unless otherwise in this charter expressly provided, be liable for any loss or damage or delay or failure arising or resulting from any act, neglect or default of the master, pilots, mariners or other servants of Owners in the navigation or management of the vessel: fire, unless caused by the actual fault or privity of Owners; collision or stranding; dangers and accidents of the sea; explosion, bursting of boilers, breakage of shafts or any latent defect in hull, equipment or machinery: provided, however, that Clauses 1, 2, 3 and 24 hereof shall be unaffected by the foregoing. Further, neither the vessel, her master or Owners, nor Charterers shall, unless otherwise in this charter expressly provided, be liable for any loss or damage or delay or failure in performance hereunder arising or resulting from act of God, act of war, seizure under legal process, quarantine restrictions, strikes, lock-outs, riots, restraints of labour, civil commotions or arrest or restraint of princes, rulers or people.

(b) The vessel shall have liberty to sail with or without pilots, to tow or go to the assistance of vessels in distress and to deviate for the purpose of saving life or property.

(c) Clause 27(a) shall not apply to or affect any liability of Owners or the vessel or any other relevant person in respect of

(i) loss or damage caused to any berth, jetty, dock, dolphin, buoy, mooring line, pipe or crane or other works or equipment whatsoever at or near any place to which the vessel may proceed under this charter, whether or not such works or equipment belong to Charterers, or

(ii) any claim (whether brought by Charterers or any other person) arising out of any loss of or damage to or in connection with cargo. All such claims shall be subject to the Hague-Visby Rules or the Hague Rules, ***or Hamburg Rules*** as the case may be, which ought pursuant to Clause 38 hereof to have been incorporated in the relevant bill

of lading (whether or not such Rules were so incorporated) or, if no such bill of lading is issued, to the Hague-Visby Rules.

(d) In particular and without limitation, the foregoing subsections (a) and (b) of this Clause shall not apply to or in any way affect any provision in this charter relating to off-hire or to reduction of hire.

Injurious Cargoes

28. No acids, explosives or cargoes injurious to the vessel shall be shipped and without prejudice to the foregoing any damage to the vessel caused by the shipment of any such cargo, and the time taken to repair such damage, shall be for Charterers' account. No voyage shall be undertaken, nor any goods or cargoes loaded, that would expose the vessel to capture or seizure by rulers or governments.*(see rider clause 45)*

Grade of Bunkers

29. ~~Charterers shall supply marine diesel oil/fuel oil with a maximum viscosity of Centistokes at 50 degrees Centigrade/ACGFO for main propulsion and diesel oil/ACGFO for the auxiliaries.~~ ***Charterers shall supply bunkers IFO380CST(RMH35)/MDO(DMB ISO 8217(:1996(E))) during the currency of this Charter Party within the specifications agreed in Clause 1(e).*** If Owners require the vessel to be supplied with more expensive bunkers they shall be liable for the extra cost thereof.

Charterers warrant that all bunkers provided by them in accordance herewith shall be of a quality complying with the International Marine Bunker Supply Terms and Conditions of Shell International Trading Company and with its specification for marine fuels as amended from time to time.

Disbursements

30. Should the master require advances for ordinary disbursements at any port, Charterers or their agents shall make such advances to him, in consideration of which Owners shall pay a commission of two and a half per cent, and all such advances and commission shall be deducted from hire.

Laying-up

31. ~~Charterers shall have the option, after consultation with Owners, of requiring Owners to lay up the vessel at a safe place nominated by Charterers, in which case the hire provided for under this charter shall be adjusted to reflect any net increase in expenditure reasonably incurred or any net saving which should reasonably be made by Owners as a result of such lay-up. Charterers may exercise the said option any number of times during the charter period.~~ ***(see rider clause 67)***

Requisition

32. Should the vessel be requisitioned by any government ***flag state*** de facto or de jure, during the period of this charter, the vessel shall be off-hire during the period of such requisition, and any hire paid by such government in respect of such requisition period shall be for Owners' account. Any such requisition period shall count as part of the charter period.

Outbreak of War

33. If war or hostilities break out between any two or more of the following countries: U.S.A., ~~U.S.S.R.~~ ***Russia, Japan, Republic of Korea,*** P.R.C., U.K., Netherlands both Owners and Charterers shall have the right to cancel this charter.

Additional War Expenses

34. If the vessel is ordered to trade in areas where there is war ***provided owners can obtain acceptable insurance cover*** (de facto or de jure) or threat of war, Charterers shall reimburse Owners for any additional insurance premia, ***on vessel's hull and machinery, loss of earnings,*** crew bonuses and other expenses which are reasonably incurred by Owners as a consequence of such orders, provided that Charterers are given notice of such expenses as soon as practicable and in any event before such expenses are incurred, and provided further that Owners obtain from their insurers a waiver of any subrogated rights against Charterers in respect of any claims by Owners under their war risk insurance arising out of compliance with such orders.

War Risks

35. (a) The master shall not be required or bound to sign bills of lading for any place which in his or Owners' reasonable opinion is dangerous or impossible for the vessel to enter or reach owing to any blockade, war, hostilities, warlike operations, civil war, civil commotions or revolutions.

(b) If in the reasonable opinion of the master or Owners it becomes, for any of the reasons set out in Clause 35(a) or by the operation of international law, dangerous, impossible or prohibited for the vessel to reach or enter, or to load or discharge cargo at, any place to which the vessel has been ordered pursuant to this charter (a "place of peril"), then Charterers or their agents shall be immediately notified by telex or radio messages, and Charterers shall thereupon have the right to order the cargo, or such part of it as may be affected, to be loaded or discharged, as the case may be, at any other place within the trading limits of this charter (provided such other place is not itself a place of peril). If any place of discharge is or becomes a place of peril, and no orders have been received from Charterers or their agents within 48 hours after dispatch of such messages, then Owners shall be at liberty to discharge the cargo or such part of it as may be affected at any place which they or the master may in their or his discretion select within the trading limits of this charter and such discharge shall be deemed to be due fulfilment of Owners' obligations under this charter so far as cargo so discharged is concerned.

(c) The vessel shall have liberty to comply with any directions or recommendations as to departure, arrival, routes, ports of call, stoppages, destinations, zones, waters, delivery or in any other wise whatsoever given by the government of the state under whose flag the vessel sails or any other government or local authority or by any person or body acting or purporting to act as or with the authority of any such government or local authority including any de facto government or local authority or by any person or body acting or purporting to act as or with the authority of any such government or local authority or by any committee or person having under the terms of the war risks insurance on the vessel the right to give any such directions or recommendations. If by reason of or in compliance with any such directions or recommendations anything is done or is not done, such shall not be deemed a deviation.

If by reason of or in compliance with any such direction or recommendation the vessel does not proceed to any place of discharge to which she has been ordered pursuant to this charter, the vessel may proceed to any place which the master or Owners in his or their discretion select and there discharge the cargo or such part of it as may be affected. Such discharge shall be deemed to be due fulfilment of Owners' obligations under this charter so far as cargo so discharged is concerned.

Charterers shall procure that all bills of lading issued under this charter shall contain the Chamber of Shipping War Risks Clause 1952.

Both to Blame Collision Clause

36. If the liability for any collision in which the vessel is involved while performing this charter falls to be determined in accordance with the laws of the United States of America, the following provision shall apply:

"If the ship comes into collision with another ship as a result of the negligence of the other ship and any act, neglect or default of the master, mariner, pilot or the servants of the carrier in the navigation or in the management of the ship, the owners of the cargo carried hereunder will indemnify the carrier against all loss, or liability to the other or non-carrying ship or her owners in so far as such loss or liability represents loss of, or damage to, or any claim whatsoever of the owners of the said cargo, paid or payable by the other or non-carrying ship or her owners to the owners of the said cargo and set off, recouped or recovered by the other or non-carrying ship or her owners as part of their claim against the carrying ship or carrier."

"The foregoing provisions shall also apply where the owners, operators or those in charge of any ship or ships or objects other than, or in addition to, the colliding ships or objects are at fault in respect of a collision or contact."

Charterers shall procure that all bills of lading issued under this charter shall contain a provision in the foregoing terms to be applicable where the liability for any collision in which the vessel is involved falls to be determined in accordance with the laws of the United States of America.

New Jason Clause

37. General average contributions shall be payable according to the York/Antwerp Rules, ~~1974,~~ ***1994 as amended thereto*** and shall be adjusted in London in accordance with English law and practice but should adjustment be made in accordance with the law and practice of the United States of America, the following provision shall apply:

"In the event of accident, danger, damage or disaster before or after the commencement of the voyage, resulting from any cause whatsoever, whether due to negligence or not, for which, or for the consequence of which, the carrier is not responsible by statute, contract or otherwise, the cargo, shippers, consignees or owners of the cargo shall contribute with the carrier in general average to the payment of any

sacrifices, losses or expenses of a general average nature that may be made or incurred and shall pay salvage and special charges incurred in respect of the cargo."

"If a salving ship is owned or operated by the carrier, salvage shall be paid for as fully as if the said salving ship or ships belonged to strangers. Such deposit as the carrier or his agents may deem sufficient to cover the estimated contribution of the cargo and any salvage and special charges thereon shall, if required, be made by the cargo, shippers, consignees or owners of the cargo to the carrier before delivery."

Charterers shall procure that all bills of lading issued under this charter shall contain a provision in the foregoing terms, to be applicable where adjustment of general average is made in accordance with the laws and practice of the United States of America.

Clause Paramount

38. ~~Charterers shall procure that all bills of lading issued pursuant to this charter shall contain the following clause:~~

~~"(1) Subject to sub-clause (2) hereof, this bill of lading shall be governed by, and have effect subject to, the rules contained in the International Convention for the Unification of Certain Rules relating to Bills of Lading signed at Brussels on 25th August 1924 (hereafter the "Hague Rules") as amended by the Protocol signed at Brussels on 23rd February 1968 (hereafter the "Hague-Visby Rules"). Nothing contained herein shall be deemed to be either a surrender by the carrier of any of his rights or immunities or any increase of any of his responsibilities or liabilities under the "Hague-Visby Rules."~~

~~"(2) If there is governing legislation which applies the Hague Rules compulsorily to this bill of lading, to the exclusion of the Hague-Visby Rules, then this bill of lading shall have effect subject to the Hague Rules. Nothing herein contained shall be deemed to be either a surrender by the carrier of any of his rights or immunities or an increase of any of his responsibilities or liabilities under the Hague Rules."~~

~~"(3) If any term of this bill of lading is repugnant to the Hague-Visby Rules, or Hague Rules if applicable, such term shall be void to that extent but no further."~~

~~"(4) Nothing in this bill of lading shall be construed as in any way restricting, excluding or waiving the right of any relevant party or person to limit his liability under any available legislation and/or law."~~ *(see rider clause 74)*

TOVALOP

39. ~~Owners warrant that the vessel is:~~

(i) ~~a tanker in TOVALOP and~~

(ii) ~~properly entered in~~ ~~P & I Club~~

~~and will so remain during the currency of this charter.~~

~~When an escape or discharge of Oil occurs from the vessel and causes or threatens to cause Pollution Damage, or when there is the threat of an escape or discharge of Oil (i.e. a grave and imminent danger of the escape or discharge of Oil which, if it occurred, would create a serious danger of Pollution Damage, whether or not an escape or discharge in fact subsequently occurs), then Charterers may, at their option, upon notice to Owners or master, undertake such measures as are reasonably necessary to prevent or minimise such Pollution Damage or to remove the Threat, unless Owners promptly undertake the same. Charterers shall keep Owners advised of the nature and result of any such measures taken by them and, if time permits, the nature of the measures intended to be taken by them. Any of the aforementioned measures taken by Charterers shall be deemed taken on Owners' authority as Owners' agent, and shall be at Owners' expense except to the extent that:~~

~~(1) any such escape or discharge or Threat was caused or contributed to by Charterers, or~~

~~(2) by reason of the exceptions set out in Article III, paragraph 2, of the 1968 International Convention on Civil Liability for Oil Pollution Damage, Owners are or, had the said Convention applied to such escape or discharge or to the Threat, would have been exempt from liability for the same, or~~

~~(3) the cost of such measures together with all other liabilities, costs and expenses of Owners arising out of or in connection with such escape or discharge or Threat exceeds one hundred and sixty United States Dollars (US $160) per ton of the vessel's Tonnage or sixteen million eight hundred thousand United States Dollars (US $16,800,000), whichever is the lesser, save and insofar as Owners shall be entitled to recover such excess under either the 1971 International Convention on the Establishment of an International Fund for Compensation for Oil Pollution Damage or under CRISTAL;~~

~~PROVIDED ALWAYS that if Owners in their absolute discretion consider said measures should be discontinued, Owners shall so notify Charterers and thereafter Charterers shall have no right to continue said measures under the provisions of this Clause 39 and all further liability to Charterers under this Clause 39 shall thereupon cease.~~

~~The above provisions are not in derogation of such other rights as Charterers or Owners may have under this charter or may otherwise have or acquire by law or any International Convention or TOVALOP.~~

~~The term "TOVALOP" means the Tanker Owners' Voluntary Agreement Concerning Liability for Oil Pollution dated 7th January 1969, as amended from time to time, and the term "CRISTAL" means the Contract Regarding an Interim Supplement to Tanker Liability for Oil Pollution dated 14th January 1971, as amended from time to time. The terms "Oil", "Pollution Damage", and "Tonnage" shall for the purposes of this Clause 39 have the meanings ascribed to them in TOVALOP.~~ *(see rider clause 81)*

Export Restrictions

40. The master shall not be required or bound to sign bills of lading for the carriage of cargo to any place to which export of such cargo is prohibited under the laws, rules or regulations of the country in which the cargo was produced and/or shipped.

Charterers shall procure that all bills of lading issued under this charter shall contain the following clause:

"If any laws rules or regulations applied by the government of the country in which the cargo was produced and/or shipped, or any relevant agency thereof, impose a prohibition on export of the cargo to the place of discharge designated in or ordered under this bill of lading, carriers shall be entitled to require cargo owners forthwith to nominate an alternative discharge place for the discharge of the cargo, or such part of it as may be affected, which alternative place shall not be subject to the prohibition, and carriers shall be entitled to accept orders from cargo owners to proceed to and discharge at such alternative place. If cargo owners fail to nominate an alternative place within 72 hours after they or their agents have received from carriers notice of such prohibition, carriers shall be at liberty to discharge the cargo or such part of it as may be affected by the prohibition at any safe place on which they or the master may in their or his absolute discretion decide and which is not subject to the prohibition, and such discharge shall constitute due performance of the contract contained in this bill

of lading so far as the cargo so discharged is concerned". The foregoing provision shall apply mutatis mutandis to this charter, the references to a bill of lading being deemed to be references to this charter.

Law and Litigation

41. (a) This charter shall be construed and the relations between the parties determined in accordance with the laws of England.

(b) Any dispute arising under this charter shall be decided by the English Courts to whose jurisdiction the parties hereby agree.

(c) Notwithstanding the foregoing, but without prejudice to any party's right to arrest or maintain the arrest of any maritime property, either party may, by giving written notice of election to the other party, elect to have any such dispute referred to the arbitration of a single arbitrator in London in accordance with the provisions of the Arbitration Act ~~1950~~ 1996, or any statutory modification or re-enactment thereof for the time being in force.

- (i) A party shall lose its right to make such an election only if:
  - (a) it receives from the other party a written notice of dispute which -
    - (1) states expressly that a dispute has arisen out of this charter;
    - (2) specifies the nature of the dispute; and
    - (3) refers expressly to this clause 41(c)

    and
  - (b) it fails to give notice of election to have the dispute referred to arbitration not later than 30 days from the date of receipt of such notice of dispute.
- (ii) The parties hereby agree that either party may -
  - (a) appeal to the High Court on any question of law arising out of an award
  - (b) apply to the High Court for an order that the arbitrator state the reasons for his award;
  - (c) give notice to the arbitrator that a reasoned award is required; and
  - (d) apply to the High Court to determine any question of law arising in the course of the reference.

(d) It shall be a condition precedent to the right of any party to a stay of any legal proceedings in which maritime property has been, or may be, arrested in connection with a dispute under this charter, that that party furnishes to the other party security to which that other party would have been entitled in such legal proceedings in the absence of a stay.

Construction

42. The side headings have been included in this charter for convenience of reference and shall in no way affect the construction hereof.

Rider Clauses 43-88 as attached are deemed to be fully incorporated in to and form of this Charter Party, and attachments "A" are LOIs for Owners' P&I Club wordings in accordance with clause 58.

OWNERS	***CHARTERERS***
as Disponent Owners	
SK Shipping Co., Ltd.	***The Sanko Steamship Co., Ltd.***
SK Shipping Co.,Ltd.	
[signature]	[signature]
By: General Manager	***By:*** TAKESHI HATSUI
Title:	***Title:*** PRESIDENT
WITNESS	***WITNESS***
Neostar Corporation	***Matsui & Co., Ltd.***
[signature]	[signature]
By: Simon Ray	***By:*** SHIGERU MATSUI
Title: President	***Title:*** President.

This Charter Party is a computer generated copy of the SHELLTIME4 Charter Party form, printed using software which is the copyright of Strategic Software Limited.

This is a precise copy of the original document which can be modified, amended or added to only by the striking out of original characters, or the insertion of new characters, such characters being clearly highlighted by underlining or use of colour or use of a larger font and marked as having been made by the licensee or end user as appropriate and not by the author.

RIDER CLAUSES TO SK SHIPPING/SANKO SHELLTIME4 CHARTER PARTY DATED ___ DECEMBER 2003 M.T. "C. DREAM"

43. **NOTICE OF DELIVERY / REDELIVERY:**

Owners to give Charterers the following notices:
30/20/15/10/7/5 days approximate notice of delivery date and port.
3/2/1 day(s) definite notice of delivery date and port.

Charterers to give Owners the following notices:
30/20/15/10/7/5 days approximate notice of redelivery date and port.
3/2/1 day(s) definite notice of redelivery date and port.

44. **TRADING AREA:**

Charterers warrant that the vessel will not be employed in any trade outside Institute of Warranties Limits ('IWL'), nor in any trade with U.S.A. (Except LOOP, STS & Lightering Areas designated by U.S.C.G. in U.S. Gulf and U.S.W.C.), Cuba, Israel, Ethiopia, Orinoco, Syria, Lebanon, Liberia, Libya, Albania, North Korea and any country which may time to time be prohibited by the vessel's flag or the United Nations. In any event vessel not to force ice nor follow ice breaker. Should any country(ies) or area(s) be subject to the United Nations sanction and subsequently that sanction be removed in the future, such country(ies) or area(s) should be reinstated to the trading limits provided that similar size of vessels operated by other reputable Owners also willing to trade those country(ies) and/or area(s).

If any country adopt similar law like OPA90 or in other way and increase Owners financial liability during the Charter Party period, and/or in case new legislation enforced on the carriage of cargo defined on this Charter Party to/from U.S. ports incur substantial risk or expenses for Owners, Owners have the right to delete such country, area, region etc from the trading area, unless Charterers elect to pay for all of such additional liabilities.

Vessel not to force ice nor follow ice breakers. Should the vessel be frozen in, hire shall continue to be due and payable during any time lost thereby. In addition, any damage to the vessel and/or property onboard caused by reason of the vessel being frozen in, will be for Charterers' account.

45. **CARGOES:**

The vessel shall be in every way fit to carry No Heat Crude Oil and/or crude condensate and/or no heat Dirty Petroleum Products including Orimulsion, maximum three (3) grades within the vessel's natural segregation. If more than three (3) grades loaded, then Texaco Compatibility Clause to be applied.

Charterers have option to carry Orimulsion cargo up to three (3) liftings per year, thereafter subject to Owners' prior approval which shall not be unreasonably withheld. Charterers will issue a Letter of Indemnity ('L.O.I.') to Owners to cover Owners' concern for carriage of Orimulsion with following wordings. Also Charterers may have their option to carry a small quantity of Crude Condensate, provided such cargo will not be allocated in the same tank(s) in two consecutive in a row, subject to Master's consent.

<Wordings of L.O.I to be issued by Charterers on carriage of Orimulsion>
" Charterers hereby indemnify Owners against any damages to the Vessel's hull/equipments and Charterers shall be fully responsible for all consequences, losses, cost and time of any necessary repair as a result of loading Orimulsion cargo. " — CLAUSE 55 WARRANTIES?

46. **FINANCIAL RESPONSIBILITY IN RESPECT OF POLLUTION:**

Owners warrant that throughout the currency of this Charter they will provide the Vessel with following certificates:

(A) Certificates issued pursuant to the Civil Liability Convention 1992 ("C.L.C.")
(B) Certificate of Financial Responsibility issued under the U.S. Oil Pollution Act 1990
(C) In addition to the above, Owners further represent and warrant that they and the vessel are and shall continue to be during the currency of the Charter in full compliance with applicable Laws and Regulations, including applicable International, National, State and Local Laws, related to Certificates of Financial Responsibility and Spill Response Plans with respect to any oil discharges and/or other pollution from the vessel, and shall have on board all required Certificates, Documents and Response Plans, if those are feasibly available.

47. **P AND I INSURANCE COST LIABILITY:**

Owners warrant that the vessel shall be properly entered in any P & I Club which is a member of the International Group of P & I Clubs and to maintain the entry during the Charter period and covered by full protection and indemnity insurance against cargo loss or damage. Owners shall promptly furnish to Charterers proper evidence of such insurance immediately upon Delivery of the vessel if required by Charterers.

Owners warrant that they will have in place, on Delivery to Time-Charterers, Cover for oil pollution for the maximum on offer through the International Group of P & I Clubs (currently US$1,000,000,000 (One Billion U.S. Dollars) covered by P & I Clubs arranged by London Market through P & I Club).

This P & I insurance and Additional Oil Pollution Cover shall be at no cost to Charterers (except as otherwise provided in this Clause).

48. COFR/OPA:

The basic COFR and other OPA costs shall be for Owner' account and additional premiums related to trading U.S.A. on voyage by voyage basis shall be for Charterers' account. Charterers shall reimburse Owners for net surcharge of additional premiums payable to P & I Club (i.e., cost of surcharges properly due and paid by Owners under P & I insurance and additional oil pollution cover) for U.S.A. voyages, and COFR cost payable basis by voyage by voyage related voyages involving U.S.A. voyages. All other expenses in relation to oil pollution cover for trading U.S.A. ports to be for Owners' account.

49. SPILL RESPONSE CONTINGENCY PLAN:

Owners warrant that they have an "Oil Spill Response Contingency Plan" (hereinafter called "Contingency Plan") and that they will provide Charterers a copy of the Contingency Plan prior to commencement of this Charter including phone numbers of Key Owners' contacts. Owners further warrant that, during this Charter Party, the Contingency Plan will comply with all U.S. Federal and U.S. Coast Guard Requirements.

50. IGS-COW PUMPING:

Charterers shall have the option to Crude Oil Washing ('C.O.W.') all parts of the vessel's cargo tanks. Owners warrant that the vessel is equipped with an Inert Gas System ('IGS') and Crude Oil Washing System in good working order and the master, officers and crew are competent to operate said systems. If requested by Charterers or as required by International or Local Regulations, Owners agree to conduct Crude Oil Washing of all cargo tanks at discharge port(s) simultaneously with cargo discharge operations upto Charterers' reasonable satisfaction. International or Local Regulations shall prevail over Charterers' order if conflict exists.

Owners warrant that the vessel can discharge her entire cargo in maximum 24 hours without Crude Oil Washing (or in maximum 34 hours with all tanks C.O.W. if ordered by Charterers,

or pro rata if fewer than all tanks C.O.W.), provided shore facilities permit, or if the vessel is prevented or unable so to discharge, then at least will be capable of maintaining an average pressure of 100 P.S.I. at the vessel's rail during the entire period of pumping (except COW and Stripping), provided shore facilities permit. If cargo discharging rate is below the above warranted rate due to back pressure or if cargo pumping is delayed due to the characteristics of the cargo being pumped or the conditions at the receiving terminal, or otherwise if the pumping is interrupted for reasons beyond the vessel's control, then the guarantee shall be suspended for particular discharge operation. Excess time for pumping caused by any vessel-systems not being in good working order shall be treated as off-hire.

The vessel shall be equipped with Pressure Gauges at each discharge manifold which will be maintained in a proper working condition.

51. **OIL MAJOR APPROVALS:**

To the best of Owners' knowledge, the vessel is acceptable to major oil companies, Shell, BP, ExxonMobil, Idemitsu, Statoil at the time of 1st December 2003.

Owners will exercise their best endeavors so that the vessel shall maintain acceptable to oil companies such as ExxonMobil, Shell, ChevronTexaco, BPAmoco, TotalFinaElf, Navion (7) and BHP throughout the Charter Period, provided the Vessel will be employed in such area where Owners can physically get inspections arranged and the major oil companies invited to attend will come on board. Owners shall exercise their best endeavors to maintain such approvals until the end of this Charter, provided always that Oil Companies named above in principle are able to provide such approvals for vessels of this type, age and flag.

In case the vessel failed to maintain to keep these companies' approvals within 60 days from failing, the vessel shall be off-hire until the vessel obtains such approval again, only if Charterers' ability to trade the vessel is prevented as a direct consequence of the vessel not obtaining oil company approvals and only if Owners have not exercised their best endeavors to get the vessel inspected and approved subject of course to the vessel's trading pattern. Owners are obliged to present Charterers written proof which demonstrates Owners' best endeavors to secure oil companies' vetting inspections.

52. **BERTHING AND LIGHTERING:**

The vessel shall be loaded, discharged, or lightened at any suitable (safe) port, place, berth, dock, anchorage, submarine pipeline, or alongside vessels or lighters, while at anchorage or underway, as Charterers may direct. → (Clause 4)

When the vessel is employed as a lightering vessel, in order to assist the vessel, Master and Owners in the lightering operation, whether at anchorage or underway, Charterers may, at its option, provide and pay for lightering Master(s) and lightering gang to be employed under the exclusive direction, supervision and control of the vessel's Master, who shall continue to be fully responsible for the operation, management and navigation during the lightering operation. In the evening it is necessary for Owners to incur additional hull insurance premium directly related to the employment of the Vessel as a lightering vessel, Charterers agree that such probable and necessary additional premium shall be for Charterers' account.

Lightering and ship-to-ship transfer operations shall be performed in accordance with, and meet or exceed, the standards in the Oil Companies International Marine Forum ('OCIMF') guidelines. Charterers to provide and pay for all fenders and any other equipment required for safe lightering operations in accordance with OCIMF guidelines. For lightering, Owners warrant the vessel and crew will meet all requirements of Chapter 14 of Minimum Safety Criteria for Industry vessel's in Exxon Service, 1997 edition, except cargo handling port captain who is to be arranged by Charterers and for Charterers' account.

53. <u>REMEASUREMENT OF DEADWEIGHT:</u>

At the time of Delivery under this Charter, the vessel has following three (3) load-lines:

21.130 Meters Summer S.W. draft corresponding to 298,570 MTDW
20.100 Meters S.W. draft corresponding to 279,987 MTDW
18.983 Meters S.W. draft corresponding to 259,998 MTDW

Charterers have the option of re-measuring the vessel for the purpose of satisfying certain port/terminal regulations. All cost for certification and time to be for Charterers' account. Re-measuring is subject to Owners' prior consent, Charterers to advise such requirement sufficiently in advance. Time/cost for re-measurement to be for Charterers' account. The vessel shall be re-measured back to the original deadweight at Charterers' time and expense for certification only before redelivery.

54. <u>U.S. COAST GUARD REGULATION:</u>

The vessel shall fully comply with Oil Pollution Act 1990 and the USCG Regulations currently in force.

The vessel shall have a valid certificate complying with the Regulations at all times during the currency of this Charter Party. In this regard, whereas it is Owners' sole responsibility to secure the inspection and obtain U.S.C.G. TVEL/COC certificate or any similar certificate at

non U.S. ports at Owners' time and expenses in quickest possible way upon the vessel's arrival, any time for obtaining such certificate up to 9 (nine) hours shall be considered as off-hire. However, for any further time taking more than 9 (nine) hours, only 50% of such period shall be considered as off-hire (***See below example of time-sharing***). Also any time consumed after the inspection for rectification of any deficiencies noted during the inspection before the cargo operation begins shall be considered as off-hire period unless such rectification time being incurred concurrently with part of cargo operation and/or part of shifting to the berth.

<Example of time-sharing based on the 2nd paragraph as above>

- Vessel arrives: 0300hrs on 4th/Dec/2003
- U.S.C.G. Inspector gets onboard: 0800hrs on 4th/Dec/2003
- U.S.C.G. Inspection completes and Vessel obtains TVEL/COC cert.: 1500hrs on 4th/Dec/2003

By the above, total 12hrs spends after Vessel's arrival till completion inspection and obtaining the cert. Accordingly, out of the total 12hrs time, the first 9hrs is for fully Owners' time and also Owners bear 50% of the remaining 3hrs (= 1.5hrs), whereas Charterers bear 1.5hrs (= 50% of the remaining 3hrs).

Should new laws and/or regulations be introduced to the trade which incur significant risk and/or expenses to Owners, then Charterers shall agree to discuss with Owners in the spirit of this Charter in a bona fide to agree terms in order to comply with new requirement.

55. CARGO RETENTION:

In the event that any liquid, pumpable, reachable cargo remains on board upon completion of discharge, Charterers shall have the right to deduct from hire an amount equal to the FOB port of loading value of such cargo plus freight and insurance due with respect thereto, provided that the volume of cargo remaining on board is liquid and pumpable and reachable by vessel's normal discharge equipments as determined by an independent cargo surveyor. Any action or lack of action in accordance with this clause shall be without prejudice to any rights or obligations of the parties non-liquid and/or un-pumpable remains shall not be considered as reachable cargo.

56. COMPLIANCE:

Owners warrant that the vessel shall, during the period of this Charter, be subject to all applicable International Conventions, all applicable Laws, Regulations and/or other requirements of the country of the Vessel's registry and of the port(s) and/or place(s) to where the vessel may be ordered hereunder, and of terminals and/or facilities in such port(s)

or place(s) where the vessel shall load or discharge, provided that such regulations and/or requirements are already public and widely known to the industry so that Owners/Master are able to furnish feasibly and in advance any necessary compliance, further provided that Charterers and Owners have conferred to agree mutually on such course of action.

Should Owners anticipate significant cost and/or expense in order to fulfill Charterers' request as above mentioned or in respect to new requirements, if any, then both Charterers and Owners are to confer and discuss in the spirit of this Charter in order to agree terms to comply with such applicable requirements.

57. **SPILLAGE:**

Prior to commencement of loading or discharging operations, all overboard lines to be checked by the vessel to ensure that they are securely closed. The vessel to take every precaution to avoid any spillage and/or leakage. If during loading or discharging operations there is any indication of spillage or leakage of oil, the vessel shall immediately cease all pumping operations and notify the terminal representative(s) and/or Charterers' supervisor(s) to that effect. The vessel shall not resume loading or discharging operations until a thorough investigation is conducted and appropriate remedies are taken. All time used therefore shall be for Owners' account, provided such spillage or leakage of oil is contributed to the Vessel's fault.

58. **LETTER OF INDEMNITY FOR CARGO DELIVERY:**

Pursuant to Clause 13(b), subject to Owners receipt from Charterers a written invocation of the Letter of Indemnity in the format as set forth hereunder in this Clause prior to each discharge, Charterers shall have the right to demand that Owners to discharge the cargo without Charterers/receivers presenting the original Bill(s) of Lading or at port other than stated in the original Bill(s) of Lading with or without original Bill(s) of Lading.

<Invokation format by Charterers' Telex, E-Mail or Fax to be addressed/sent to Owners as follow>

QUOTE

To SK Shipping Co., Ltd., Owners of M/T C. Dream;

Time Charterers hereby invoke L.O.I. under Clause 58 and as per Attachment "A" in the Time Charter Party dated XXX December 2003 between The Sanko Steamship Co., Ltd. (Charterers) and SK Shipping Co., Ltd. (as disponent Owners) to discharge the cargo as follows:-

Bill of Lading No. / date:
Cargo description / quantity:
Loading port:
Shippers:
Discharge port:
Consignees:

You are instructed to release the cargo to ....(Consignees) upon the Vessel's arrival at ...(Discharge port) on ...(date).

(Charterers)
Date of Invokation:
UNQUOTE

Charterers shall indemnify and hold Owners harmless against any liability which Owners might incur or suffer by reason of delivery of the cargo as provided under Clause 13(b) which Owners would have been able to avoid if the original Bill(s) of Lading had been surrendered to Owners on delivery of cargo at port(s) as stated in the original Bill(s) of Lading.

Standard Forms 'Letter of Indemnity' as per Attachment "A" is incorporated as part of this Charter Party for:

A) Discharge cargo without the original Bill(s) of Lading.
B) The cargo to be discharged at port other than that stated in the original Bill(s) of Lading.
C) The cargo to be discharged at port other than that stated in the original Bill(s) of Lading without original Bill(s) of Lading.

59. EXXON DRUG AND ALCOHOL POLICY CLAUSE:

Owners warrant that they have a policy on drug and alcohol abuse ("Policy") applicable to the vessel which meets or exceeds the standards in the Oil Companies International Marine Forum Guidelines for the Control of Drugs and Alcohol Onboard Ships. Under the policy, alcohol impairment shall be defined as a blood alcohol content of 40mg/100ml or greater. The appropriate seafarers to be tested shall be all vessel's Officers and the drug/alcohol testing and screening shall include random unannounced testing in addition to routine medical examinations. An object of the Policy should be that the frequency of the random/unannounced testing to be adequate to act as an effective abuse deterrent, and that all Officers be tested at least once a year through a combined program of random/unannounced testing and routine medical examinations.

Owners further warrant that the Policy will remain in effect during the term of this Charter and that Owners shall exercise due diligence to ensure that the Policy is complied with. It is understood that an actual impairment or any test finding of impairment shall not in and of itself mean the Owners have failed to exercise diligence.

60. **ADDITIONAL INSURANCE:** Deleted.

61. **VESSEL INSPECTION:**

No Limit ?

Owners agree, subject to actual Owners'/Master's prior consent which shall not be unreasonably withheld, to allow Charterers or its designated representative access to the vessel on demand at any time during the term of this Charter Party, for the purpose of carrying out a full and detailed inspection, without interrupting the Vessel's normal operation and the Master's proper conducting in duty, into every aspect of the vessel's operation and maintenance. If as a result of such inspection the vessel is determined to be operating or maintained to a lesser standard than that existing at the time of delivery of the vessel to Charterers at the commencement of this Charter, necessary recommendation to rectify any such deficiencies will be given in writing to Owners for their consideration, and Owners shall rectify in spirit of this Charter to conform to such standard provided always such necessary rectification as required are practically and reasonably feasible by Owners/Master in time or at a place.

Should Owners fail to rectify such deficiencies, which are deemed to affect the condition as set forth in Clause 3 of the printed form, to a reasonable condition meeting the delivery standard, then Charterers may place the vessel off-hire until the Vessel shall be returned to the said standard, in same manner as set forth in the printed Clause 3 hereof.

62. **VESSEL'S CASUALITIES:**

Master shall inform Charterers immediately by telefax or telex (or e-mail) if any situation occurs which results, or is likely to result in either delays or damages to the vessel or machine systems, including but not limited to, failure of inert gas system, cargo systems, or delays from proceeding to assistance of other vessels, or in damages to cargo, or in pollution, oil spill and/or oil discharge.

63. **CARGO MANIFOLDS:**

Owners warrant that the vessel is equipped with pressure gauges fitted outboard of the valve at each discharge manifold connection. Such gauges shall be maintained in good working condition and each gauge shall have a valid test certificate. The vessel shall be equipped with sufficient number of cargo manifold reducing pieces of steel or comparable material (but excluding aluminum and grey cast iron) and which meet the most recent Oil Companies

International Marine forum ('OCIMF') standards, and shall have available appropriate flanges for cargo hoses or arms at all manifold connections on each side of the vessel.

64. **EXXON MOORING:** Deleted.

65. **DETENTION:**

Should the vessel be seized or detained by any authority or arrested at the suit of any party having or purporting to have a claim against any interest in the vessel incurred by the actual Owners, hire shall not be payable in respect of any period during which the Vessel is not at Charterers' use and all extra expenses shall be for Owners' account as far as such seizure is deemed to attribute only to Owners' sole fault or negligence.

66. **MOORNING AND HOSE:**

Owners shall, unless otherwise notified by Charterers or their agents and unless such requests are unreasonable, supply at Owners' expense all necessary hands, equipment and facilities as fitted and stored on board required for mooring and unmooring and connecting and disconnecting hoses for loading and discharging.

67. **LAY UP:**

Charterers shall have the option after consultation with Owners of laying-up the vessel for all or any portion of the term of this Charter in which case hire hereunder shall continue to be paid, but there shall be credited against such hire the whole amount of which Owners shall save (or reasonably should save) during such period of lay-up through reduction in expenses, less any extra expenses to which Owners incur as a result of such lay-up. The place of such lay-up shall be subject to Owners' approval of which approval not to be unreasonably withheld. If the lay-up time exceeds a period of 60 days, the speed and consumption warranty shall become suspended until such time when the cleaning of the vessel has taken place. Cost and time of such cleaning shall be for Charterers' account.

68. **VESSEL MANAGEMENT:**

The vessel shall not change the name, the Management Company and Classification Society without Charterers' prior agreement during the Charter period.

69. **SOLAS CLAUSE:**

Owners warrant that the vessel complies with SOLAS 74/78 and MARPOL 73/78 and has the valid certificates on board.

70. **ADDITION TO CLAUSE 3** – In end of Line 59, to add and read as follows:

Owners shall, if known by them, advise Charterers immediately in writing, should the vessel fail an inspection by, but not limited to, a governmental and/or port state authority, and/or terminal. Owners shall simultaneously advise Charterers of their proposed course of action to remedy the defects, which have caused the failure of such inspection, and it will be Owners' responsibility to get the vessel re-inspected subject to the Vessel's trading pattern.

71. **ELIGIBILITY:**

Owners warrant that neither the vessel or her Owners or Managers are on any black or boycott list that may hinder or prevent the Vessel from freely trading throughout the duration of this Charter. Any delays incurred or time lost resulting from any failure to comply with this clause shall be deemed to be off-hire period.

72. **ON-HIRE / OFF-HIRE BUNKERS R.O.B. SURVEY:**

Master's figures shall count at delivery and redelivery.

73. **I.T.F.:**

Owners warrant that the vessel's officers and crew are members of a trade union or similar organization recognized by and affiliated to the International Transport Workers' Federation ('I.T.F.'), and that they shall retain such membership throughout the duration of this Time Charter.

74. **AMENDED CLAUSE 38:**

The Clause 38 of the Charter Party is amended by deleting its entirety (Lines 478 through 493 inclusive) and substituting the following:-

Charterers shall procure that all Bills of Lading issued pursuant to the Charter shall contain the following clause:-

"(1) Subject to sub-clause (2) or (3) hereof, this Bill of Lading shall be governed by, and have the effect subject to the rules contained in the International Convention for the Unification of

certain rules relating to Bills of Lading signed at Brussels on 25th August 1924 (hereafter the "Hague Rules") as amended by the Protocol signed at Brussels on 23rd February 1968 (hereafter the "Hague-Visby Rules). Nothing contained herein shall be deemed to be either a surrender by the carrier of any of his rights or immunities or any increase of any of his responsibilities or liabilities under the Hague-Visby Rules.

(2) If there is governing legislation which applies the Hague Rules compulsorily to this Bill of Lading, to the exclusion of the Hague-Visby Rules, then this Bill of Lading shall have effect subject to the Hague Rules. Nothing herein contained shall be deemed to be either a surrender by the carrier of any of his rights or immunities or an increase of any of his responsibilities or liabilities under the Hague Rules.

(3) If there is governing legislation which applies the United Nations Convention on the Carriage of Goods by Sea 1978 (hereafter the 'Hamburg Rules') compulsorily to this Bill of Lading to the exclusion of the Hague-Visby Rules, then this Bill of Lading shall have effect subject to the Hamburg Rules. Nothing herein contained shall be deemed to be either a surrender by the carrier of any of his rights or immunities or an increase of any of his responsibilities or liabilities under the Hamburg Rules.

(4) If any term of this Bill of Lading is repugnant to the Hague-Visby Rules, or Hague Rules or Hamburg Rules, if applicable, such term shall be void to that extent but no further.

(5) Nothing in this Bill of Lading shall be construed as in any way restricting, excluding or waiving the right of any relevant party or person to limit his liability under any available legislation and/or law.

75. <u>HOUSE FLAG/CHARTERERS' MARKINGS:</u>

Charterers have the privilege of flying their house flag, to paint funnel in their house colors and to paint their marks on ship's sides. On or prior to the vessel's redelivery Charterers shall remove their marks on ship's sides and funnel in accordance with Owners' request. Cost and time of painting/re-painting to be for Charterers' account. Upon Charterers' request, Owners shall have the vessel's crew try best endeavor to perform re-painting work as far as concerning work by ship's hands is practically possible, and Charterers and Owners shall discuss the issue of re-painting fees' settlement at the time of redelivery.

76. **ISM:**

Owners warrant that all times during the performance of this Charter the vessel shall strictly adhere to and conform to the requirements of the ISM Code and shall be in possession of a valid Safety Management Certificate ('SMC'). Owners further warrant that at all times during the performance of this Charter the Owners or the Managers shall comply with the provision of the ISM Code and be in possession of a Document of Compliance ('DOC').

77. **ENGLISH LANGUAGE:**

The vessel will be manned with Master and Officers able to communicate both verbally and in writing English ensuring smooth communication with Charterers, their agents and shore personnel of suppliers and receivers.

78. **AGENTS:**

Owners to appoint their own agents when and if required for the Owners' business including for major or extensive repairs, dry-docking and other extended off-hire, etc. However, Charterers' Agents to attend to minor matters for the vessel or crew, such as postage, crew transportation, medical etc., on Owners' behalf. Charterers' Agents may charge to Owners at the usual tariff for providing such services.

79. **TELEXFAX/TELEX/E-MAIL SYSTEMS:**

The vessel has an E-Mail system, a Telefax and a Telex machine on board, which Owners shall maintain in good working order throughout the entire period of this Charter Party.

80. **WATCHMEN:**

Gangway watchmen and fire watchmen to be for Owners' account unless compulsory, in which case cost to be for Charterers' account.

81. **I.T.O.P.F.:**

Owners warrant that the vessel is a member of the International Tanker Owners Pollution Federation ('ITOPF') and that Owners will retain such membership during the entire period of this Charter Party.

82. **PRIVATE AND CONFIDENTIAL:**

All terms and conditions of this Charter agreement shall be kept Private and Confidential.

83. **COMMISSION:** (See Addendum No. 2)

84. **PROFIT SHARING AGREEMENT: Deleted.**

85. **OTHERS:**

Victualling, brokerage commission and a normal communication expenses shall be included into the Charter Hire, but any extraordinary communication expenses shall be borne by Charterers.

86. **TAXES AND/OR DUES:**

Any taxes and/or dues and/or charges on cargo and/or freight and/or the hire (including any income tax levied on freight by authorities at load or discharge port(s)) to be for Charterers' account.

87. **OWNERS' SALE OPTION:**

Owners shall have option to sell the vessel to other buyers with the balance C/P between Sanko (Charterers) and SK Shipping (Owners) any time during the currency of this Time Charter, subject to Charterers' consent and approval which shall not be unreasonably withheld. However, should Owners exercise such option, Owners shall give Charterers the first refusal or the first priority to purchase the vessel.

88. **STORAGE OPTION:**

Charterers' option to employ the vessel upto a maximum 90 days during the currency of this Charter as a storage vessel, and Owners/Master to cooperate to keep the vessel's bunker consumption to a minimum always subject to the vessel's safety. However, if the vessel is employed on storage or is idle for a period of 30 days or more, Owners to have the right to conduct underwater hull cleaning at Charterers' expenses.

Time k

End of Rider Clauses.

INT GROUP A

Attachment "A"
(6 pages)

STANDARD FORM LETTER OF INDEMNITY TO BE GIVEN IN RETURN FOR DELIVERING CARGO WITHOUT PRODUCTION OF THE ORIGINAL BILL OF LADING

To: *[insert name of Owners]*
The Owners of the *[insert name of ship]*
[insert address]

[insert date]

Dear Sirs

Ship: *[insert name of ship]*

Voyage: *[insert load and discharge ports as stated in the bill of lading]*

Cargo: *[insert description of cargo]*

Bill of lading: *[insert identification numbers, date and place of issue]*

The above cargo was shipped on the above ship by *[insert name of shipper]* and consigned to *[insert name of consignee or party to whose order the bill of lading is made out, as appropriate]* for delivery at the port of *[insert name of discharge port stated in the bill of lading]* but the bill of lading has not arrived and we, *[insert name of party requesting delivery]*, hereby request you to deliver the said cargo to *[insert name of party to whom delivery is to be made]* at *[insert place where delivery is to be made]* without production of the original bill of lading.

In consideration of your complying with our above request, we hereby agree as follows :-

1. To indemnify you, your servants and agents and to hold all of you harmless in respect of any liability, loss, damage or expense of whatsoever nature which you may sustain by reason of delivering the cargo in accordance with our request.

2. In the event of any proceedings being commenced against you or any of your servants or agents in connection with the delivery of the cargo as aforesaid, to provide you or them on demand with sufficient funds to defend the same.

3. If, in connection with the delivery of the cargo as aforesaid, the ship, or any other ship or property in the same or associated ownership, management or control, should be arrested or detained or should the arrest or detention thereof be threatened, or should there be any interference in the use or trading of the vessel (whether by virtue of a caveat being entered on the ship's registry or otherwise howsoever), to provide on demand such bail or other security as may be required to prevent such arrest or detention or to secure the release of such ship or property or to remove such interference and to indemnify you in respect of any liability, loss, damage or expense caused by such arrest or detention or threatened arrest or detention or such interference , whether or not such arrest or detention or threatened arrest or detention or such interference may be justified.

4. If the place at which we have asked you to make delivery is a bulk liquid or gas terminal or facility, or another ship, lighter or barge, then delivery to such terminal, facility, ship, lighter or barge shall be deemed to be delivery to the party to whom we have requested you to make such delivery.

5. As soon as all original bills of lading for the above cargo shall have come into our possession, to deliver the same to you, or otherwise to cause all original bills of lading to be delivered to you, whereupon our liability hereunder shall cease.

6. The liability of each and every person under this indemnity shall be joint and several and shall not be conditional upon your proceeding first against any person, whether or not such person is party to or liable under this indemnity.

7. This indemnity shall be governed by and construed in accordance with English law and each and every person liable under this indemnity shall at your request submit to the jurisdiction of the High Court of Justice of England.

Yours faithfully
For and on behalf of
[Insert name of Requestor]
The Requestor

....

Signature

INT GROUP B

STANDARD FORM LETTER OF INDEMNITY TO BE GIVEN IN RETURN FOR DELIVERING CARGO AT A PORT OTHER THAN THAT STATED IN THE BILL OF LADING

To : *[insert name of Owners]*
The Owners of the *[insert name of ship]*
[insert address]

[insert date]

Dear Sirs

Ship: *[insert name of ship]*

Voyage: *[insert load and discharge ports as stated in the bill of lading]*

Cargo: *[insert description of cargo]*

Bill of lading: *[insert identification number, date and place of issue]*

The above cargo was shipped on the above ship by *[insert name of shipper]* and consigned to *[insert name of consignee or party to whose order the bill of lading is made out, as appropriate]* for delivery at the port of *[insert name of discharge port stated in the bill of lading]* but we, *[insert name of party requesting substituted delivery]*, hereby request you to order the ship to proceed to and deliver the said cargo at *[insert name of substitute port or place of delivery]* against production of at least one original bill of lading.

In consideration of your complying with our above request, we hereby agree as follows :-

1. To indemnify you, your servants and agents and to hold all of you harmless in respect of any liability, loss, damage or expense of whatsoever nature which you may sustain by reason of the ship proceeding and giving delivery of the cargo against production of at least one original bill of lading in accordance with our request.

2. In the event of any proceedings being commenced against you or any of your servants or agents in connection with the ship proceeding and giving delivery of the cargo as aforesaid, to provide you or them on demand with sufficient funds to defend the same.

3. If, in connection with the delivery of the cargo as aforesaid, the ship, or any other ship or property in the same or associated ownership, management or control, should be arrested or detained or should the arrest or detention thereof be threatened, or should there be any interference in the use or trading of the vessel (whether by virtue of a caveat being entered on the ship's registry or otherwise howsoever), to provide on demand such bail or other security as may be required to prevent such arrest or detention or to secure the release of such ship or property or to remove such interference and to indemnify you in respect of any liability, loss, damage or expense caused by such arrest or detention or threatened arrest or detention or such interference, whether or not such arrest or detention or threatened arrest or detention or such interference may be justified.

B – 1

4. The liability of each and every person under this indemnity shall be joint and several and shall not be conditional upon your proceeding first against any person, whether or not such person is party to or liable under this indemnity.

5. This indemnity shall be governed by and construed in accordance with English law and each and every person liable under this indemnity shall at your request submit to the jurisdiction of the High Court of Justice of England.

Yours faithfully
For and on behalf of
[insert name of Requestor]
The Requestor

....

Signature

A – 2

INT GROUP C

STANDARD FORM LETTER OF INDEMNITY TO BE GIVEN IN RETURN FOR DELIVERING CARGO AT A PORT OTHER THAN THAT STATED IN THE BILL OF LADING AND WITHOUT PRODUCTION OF THE ORIGINAL BILL OF LADING

To : *[Insert name of Owners]* *[Insert date]*
The Owners of the *[Insert name of ship]*
[Insert address]

Dear Sirs

Ship: *[Insert name of ship]*

Voyage: *[Insert load and discharge ports as stated in the bill of lading]*

Cargo: *[Insert description of cargo]*

Bill of lading: *[Insert identification number, date and place of issue]*

The above cargo was shipped on the above vessel by *[Insert name of shipper]* and consigned to *[Insert name of consignee or party to whose order the bills of lading are made out, as appropriate]* for delivery at the port of *[Insert name of discharge port stated in the bill of lading]* but we, *[Insert name of party requesting substituted delivery]*, hereby request you to order the vessel to proceed to and deliver the said cargo at *[Insert name of substitute port or place of delivery]* to *[Insert name of party to whom delivery is to be made]* without production of the original bill of lading.

In consideration of your complying with our above request, we hereby agree as follows :-

1. To indemnify you, your servants and agents and to hold all of you harmless in respect of any liability, loss, damage or expense of whatsoever nature which you may sustain by reason of the ship proceeding and giving delivery of the cargo in accordance with our request.

2. In the event of any proceedings being commenced against you or any of your servants or agents in connection with the ship proceeding and giving delivery of the cargo as aforesaid, to provide you or them on demand with sufficient funds to defend the same.

3. If, in connection with the delivery of the cargo as aforesaid, the ship, or any other ship or property in the same or associated ownership, management or control, should be arrested or detained or should the arrest or detention thereof be threatened, or should there be any interference in the use or trading of the vessel (whether by virtue of a caveat being entered on the ship's registry or otherwise howsoever), to provide on demand such bail or other security as may be required to prevent such arrest or detention or to secure the release of such ship or property or to remove such interference and to indemnify you in respect of any liability, loss, damage or expense caused by such arrest or detention or threatened arrest or detention or such interference, whether or not such arrest or detention or threatened arrest or detention or such interference may be justified.

A – 1

4. If the place at which we have asked you to make delivery is a bulk liquid or gas terminal or facility, or another ship, lighter or barge, then delivery to such terminal, facility, ship, lighter or barge shall be deemed to be delivery to the party to whom we have requested you to make such delivery.

5. As soon as all original bills of lading for the above cargo shall have come into our possession, to deliver the same to you, or otherwise to cause all original bills of lading to be delivered to you.

6. The liability of each and every person under this Indemnity shall be joint and several and shall not be conditional upon your proceeding first against any person, whether or not such person is party to or liable under this Indemnity.

7. This indemnity shall be governed by and construed in accordance with English law and each and every person liable under this Indemnity shall at your request submit to the jurisdiction of the High Court of Justice of England.

Yours faithfully
For and on behalf of
[*insert name of Requestor*]
The Requestor

....

Signature

C – 2

2/6

FORM B
(May 1987)

PARTICULARS OF VESSEL

This form is to be completed and returned to Charterers as soon as possible after charter negotiations are commenced. When completed and agreed the form will eventually be incorporated into any Charter Party ultimately concluded and the particulars contained therein will be taken as representations by Owners in reliance upon which Charterers will enter into such Charter Party. The acceptance of the particulars on this form and of plans of the vessel by Charterers shall not relieve Owners in any way of their responsibilities under the Charter Party.

		Particulars to be Completed	
1 (a) Ship's Name	C. DREAM		
(b) Yard & Hull No.	HITACHI ZOSEN CORP. ARIAKE WORKS S. No. 4506		
(c) Year Built	2000		
(d) Type of vessel as per International Oil Pollution Prevention Certificate	OIL TANKER		
2. DEADWEIGHT on:			
(a) Statutory Minimum Summer Freeboard	—	Tonnes	
(b) Assigned Summer Freeboard	298,570	Tonnes	
3. DIMENSIONS			
(a) Length Overall	332.95	Metres	
(b) Distance by which bulbous bow extends forward of the forecastle	NIL	Metres	
(c) Length between Perpendiculars	320.00	Metres	
(d) Beam Extreme	60.00	Metres	
(e) Draft on:			
(1) Statutory Minimum Summer Freeboard	—	Metres	
(2) Assigned Summer Freeboard	21.13	Metres	
(f) Moulded Depth	29.55	Metres	
(g) Distance from underside of keel to highest fixed point on vessel	69.16	Metres	
4. MACHINERY			
(a) Type of Propelling Machinery & Make	2 STROKE DIESEL ENGINE MAN B&W 7S 80 MC		
(b) Maximum continuous H.P. & R.P.M.	34650 BHP @ 79 RPM	H.P. @	R.P.M.
(c) Proposed service H.P. & R.P.M.	31180 BHP @ 76 RPM	H.P. @	R.P.M.
(d) Type and make of prime mover for electrical generating plant			
(1) In Port	4 STROKE DIESEL ENGINE WARTSILA NSD 5L 20		
(2) At Sea	4 STROKE DIESEL ENGINE WARTSILA NSD 5L 20		
5. BOILER AND STEAM OUTPUT			
(a) Number & type of main and auxiliary boilers	2 SETS AUX TYPE: HZAM-357, TWO DRUM WATER TUBE		
(b) Maximum steam output available	35,000	Kg. per hr.	
(c) Type and capacity of waste heat boiler (if fitted)	FIN TUBE 2,620	Kg. per hr.	
(d) (Steam Ships only) Normal service output corresponding to 4 (c)	—	Kg. per hr.	
(e) Estimated steam required to maintain cargo heating in accordance with 14 (g)	—	Kg. per hr.	
(f) Estimated steam required in port for auxiliaries and ships service including deck machinery but excluding all cargo and ballast pumps	2,740	Kg. per hr.	

31.

FORM B (continued)

Particulars to be Completed

6. BUNKERS

(a) Grade of Bunkers for Main Engine on passage .... 380 CST

(b) Grade of Bunkers for Main Engine manoeuvring .... 380 CST

(c) Grade of Bunkers for Auxiliaries .... 380 CST

(d) Maximum rates at which lines will receive bunkers .... 500 Tonnes per hr Fuel Diesel

(e) Bunker consumption per tonne of water evaporated .... — Tonnes

(f) Capacity of primary grade bunker tanks (98% Full) .... 7584 M³ ~~Tonnes~~

(g) Capacity of auxiliary grade bunker tanks (98% Full) .... N/A Tonnes

7. FRESH WATER

(a) Is vessel equipped with fresh water generating capacity (and sterilising equipment where necessary) sufficient to meet all needs of boilers, washing and potable purposes? .... YES

(b) Capacity of water tanks (100% Full) .... 482 Tonnes

(c) Daily consumption of boilers .... 3 Tonnes

(d) Daily consumption other purposes .... 12 Tonnes

(e) Number of evaporators fitted 1

(f) Total evaporator capacity per day .... 35 Tonnes

(g) Is reverse osmosis equipment fitted .... NO

(h) Is sterilising equipment fitted .... YES

LOADING/DISCHARGING ARRANGEMENTS

8. CARGO TANKS

(a) Number of compartments (Including slop tank) .... 17 NOS

(b) Total capacity (98% Full) .... 331,823 m³

(c) Number of grades which the vessel can segregate with two valve separation .... 3 Grades

(d) Can vessel fulfil requirements of Item 7 in the Digest*? .... —

(e) Can vessel load/discharge cargo with up to 14lbs Reid's vapour pressure? .... YES

(f) Identify which tanks (if any) are coated ONLY BOTTOM ~1 MTR - ALL TANKS

(g) Type of tank coating .... EPOXY TAR

(h) Is vessel fitted with an approved Crude Oil Washing System .... YES

4/6

FORM B (continued)

Particulars to be Completed

9 CARGO PUMPS

(a) Number .... THREE

(b) Make .... SHINKO IND. LTD

(c) Capacity of each pump in cubic metres per hour and the guaranteed discharge head at the manifold corresponding to this capacity .... 5500 m³/hr @ 150 m HEAD — C.M.P.H. @ metres

(d) Prime mover type (steam turbine/reciprocating/diesel/electric/hydraulic) STEAM TURBINE

(e) Estimated power consumption of each pump when discharging as in 9(c) above: 13,000 FOR ALL 3 — ~~HP/KW~~/Kg Steam/hr.

(f) Type of cargo pump centralised self-priming system, if fitted .... N/A

(g) Does the vessel fulfil the requirements of Item 9 in the Digest*? .... —

10. STRIPPING PUMPS

(a) Number and Size .... ONE, STEAM DRIVEN RECIPROCATING

(b) Design capacity of each pump in cubic metres per hour and discharge pressure at the pump .... 200 m³/hr @ 150 m HEAD — C.M.P.H. @ kgs. per Cm²

11. BALLASTING SYSTEM

(a) Is vessel a Segregated Ballast Tanker or a Dedicated Clean Ballast Tanker in accordance with MARPOL? If so, state which applies .... SEGREGATED BALLAST TANK

(b) State total cubic capacity of vessel's ballast tanks .... 105,136 — m³

(c) Number of pumps for dedicated handling ballast as in (b) .... TWO

(d) Capacity of each pump in cu. metres/hr & design head at pump corresponding to this capacity .... 4000 m³/hr @ 35 m HEAD — C.M.P.H. @ metres

(e) Prime mover type (steam turbine/reciprocating/diesel/electric/hydraulic) STEAM TURBINE

(f) Estimated power consumption of each pump when discharging to capacity as 11(d) above .... 11540 FOR 2 — ~~HP/KW~~/Kg Steam/hr.

12. CARGO LOADING PERFORMANCE

(a) Maximum rate at which vessel can load a homogeneous cargo .... 16,500 — m³ per hr.

(b) Maximum rate at which vessel can load each grade when loading two grades simultaneously .... 8,250 — m³ per hr. /EACH GRADE.

FORM B (continued)

Particulars to be Completed

13. CARGO AND BUNKERING MANIFOLDS

(a) What is the distance of centre of manifold from amidships (from mid length position)? .... 2.244 .... metres

(b) Distance of manifold flanges from ship's side .... 4.600 .... metres

(c) Height of centres of flanges above deck or working platform .... 0.900 .... metres

(d) Distance between centres of manifold flanges .... 3.000 .... metres

(e) Specify number and size of reducing pieces on board ... 24×20 - 8NOS, 24×16 - 8NOS, 24×12 - 4NOS, 24×10 - 4NOS

(f) Number of loading/discharging lines that the vessel can connect on each side 1

(g) Number and position of bunkering connections relative to loading/discharging manifolds .... 2 × 200mm ....

(h) Do loading and discharging manifold arrangements comply with all other requirements of Item 8 in the Digest* .... YES ....

(i) State the number of grades of cargo the vessel can load/discharge simultaneously through amidship connection with two valve separation without risk of contamination .... 3 .... Grades

14. HEATING COILS

(a) Type of coils/heaters and material of which manufactured ALL BRASS COILS (PORT SLOP ONLY)

(b) Type of heating fluid .... STEAM. ....

(c) Ratio of tank heating surface/volume (in case of coils) ....

(1) Centre tanks .... N/A .... m^2/m^3

(2) Side tanks .... N/A .... m^2/m^3

(3) Slop tanks .... $0.02 m^2/m^3$ (ONLY PORT SLOP) .... m^2/m^3

(d) Height of coils from tank bottoms .... — .... metres

(e) Maximum output available .... — .... K.W

(f) Does the vessel fulfil all the requirements of Items 10 and 12 of the Digest*? .... — ....

(g) The vessel is capable at all times of heating and maintaining the entire cargo at a temperature of at least .... — .... °C

15. INERT GAS

(a) Manufacturer of Inert Gas System .... AALBORG INDUSTRIES

(b) Source of Inert Gas (Generator/Boiler) .... BOILER ....

(c) If source of Inert Gas is Generator, state fuel grade used .... N/A ....

(d) Can vessel inert all cargo tanks? .... YES ....

(e) Total capacity of Inert Gas fans .... 20630 .... m^3 per hr.

(f) Number of Inert Gas mains .... ONE ....

(g) Can each tank be isolated from its Inert Gas Main? .... YES ....

(h) Is there pressure/vacuum protection for tanks which can be so isolated? .... YES ....

16. SLOP TANKS AND TANK CLEANING

(a) Is vessel fitted with slop tank(s) .... YES ....

(b) Type of tank cleaning equipment fitted .. FIXED TANK CLEANING MACHINES, EXEND YAMAMIZU MST-30 ×2

(c) Type of gas extraction equipment fitted .. 10 NOS HYDRO BLOWERS, CAP: 150 m^3/MIN

6/

FORM B (continued)

Particulars to be Completed

17. MOORING AND LIFTING EQUIPMENT

(a) Does vessel conform with Item 13 in the Digest*? .... YES

(b) Safe working load of lifting equipment in way of manifold .... 20 Tonnes

(c) Safe working load of lifting equipment for handling forehold cargo .... N/A Tonnes

(d) Safe working load of lifting equipment on poop deck for handling stern hoses .... N/A Tonnes

(e) Number and brake holding power of each mooring winch .... 10 X 28 Number Tonn

(f) Type of deck machinery (steam/electric/hydraulic) .... HYDRAULIC

(g) Number, length, type and breaking strength of wires/ropes fitted ... 20 x 275 x 56 INAC × 1805 KN

18. GENERAL

(a) Are hull stress calculators fitted? .... YES

(b) Cubic capacity of forehold .... N/A m^3

(c) Is forehold registered for volatile cargoes? .... N/A

(d) Type of submerged log fitted? .... N/A

(e) Does the vessel comply with Items 4, 11, 14 and 15 of the Digest*? .... –

(f) Is Suez Canal Projector fitted? .... YES

(g) If vessel's dimensions compatible with Panama Canal transit will she comply with Panama Canal Regulations for the carriage of:– ....

(1) Grade 'A' cargoes .... NO

(2) Grade 'B' cargoes .... NO

(3) Grade 'C' cargoes .... NO

(4) Grade 'D' cargoes .... NO

N.B. When submitting this Form the following documents must be attached.

(1) General Arrangement and Capacity Plans ....

(2) Detailed Cargo Manifold Arrangement Drawing ....

(3) Cargo Pumping and Pipeline Arrangement Plans (Types of Valves fitted to be clearly shown) ....

(4) Plan of Cargo Tank Ventilating and Inert Gas Systems ....

(5) Mooring Arrangements Plan and a completed Mooring Questionnaire ....

(6) The current Shell Freight Trading Questionnaire ....

* Digest refers to Shell International Marine Limited's Digest of Charterers' Requirements dated May 1987 and any subsequent amendments thereto.

DUPLICATE

Date : 10th December 2003

ADDENDUM NO. 1

TO

M.T. "C. DREAM"

CHARTER PARTY DATED 10TH DECEMBER 2003

With reference to Clause 8 of the captioned Charter Party, it is this 10th December 2003 mutually agreed by and between SK Shipping Co., Ltd., Seoul, Republic of Korea, as Owners and The Sanko Steamship Co., Ltd., Tokyo, Japan, as Charterers that:-

1. Time Charter Hire Rate:
   Time charter hire rate of US$28,900.00 per day or pro rata to be applied throughout the period of the Charter as stated in Clause 4 of the captioned Charter Party.

2. All other terms, conditions and exceptions of the captioned Charter Party to remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this ADDENDUM NO. 1 to be executed on the date and year first above written.

Owners:	Charterers:
SK Shipping Co., Ltd.	The Sanko Steamship Co., Ltd.
SK Shipping Co.,Ltd.	
Name / Title: [illegible] / General Manager [illegible] Team	Name / Title: Takeshi Matsui / President

DUPLICATE

Date: 10th December 2003

ADDENDUM NO. 2

TO

TIME CHARTER PARTY DATED 10TH DECEMBER 2003

M/T "C. DREAM"

It is this 10th day of December 2003 hereby mutually agreed by and between The Sanko Steamship Co., Ltd. (as Charterers) and SK Shipping Co., Ltd. (as disponent Owners) as follow:

1. Brokerage commission

1.1. Each 1.0% brokerage commission on charter hire earnings calculated at the daily charter hire rate stipulated in Clause 8 of the Charter Party when and as hire is earned by SK Shipping shall be payable by SK Shipping (and/or head Owners) to Neostar Corporation of Seoul, Republic of Korea and to Matsui & Company, Ltd. of Tokyo, Japan (the latter two parties hereafter collectively called as Brokers); and

1.2. In the event the vessel "C. Dream" is sold to Sanko during the Time Charter period, SK Shipping (and/or head Owners) shall pay the brokerage commission for the entire remaining period of the Time Charter at a time of Sale Delivery. In the event of the vessel being sold with the Sanko's Charter attached to a third party buyer who becomes a new owners for continuing the Sanko's Charter, SK Shipping (and/or head Owners) hereby confirm to arrange with the new owners, upon contracting the Sale of the vessel, that the brokerage commission shall be converted in to a total 2.0% address commission for Sanko to retain it from the hire payments to the new owners and become payable by Sanko to Brokers when and as hire is paid.

2. All other terms and conditions including the Addendum No. 1 with exemptions from liability contained in the Charter Party dated 10th December 2003 shall be unchanged.

In witness whereof, parties hereto have caused this Addendum No. 2 to be executed on the date and year first above written.

Owners:	Charterers:
SK Shipping Co., Ltd. SK Shipping Co.,Ltd.	The Sanko Steamship Co., Ltd.
Name / Title: [illegible] Manager	Name / Title: Takeshi Matsui / President
Brokers:	Brokers:
Neostar Corporation	Matsui & Company, Ltd.
Name / Title: [illegible] President	Name / Title: SHIGERU MATSUI President